UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry Into a Material Definitive Agreement .

On March 30, 2012, we amended our $3 million term loan maturing on April 23, 2012. The term loan was increased to $5 million with an expiration date of July 11, 2013. The facility bears floating interest at the one month LIBOR rate according to the Wall Street Journal plus 500 basis points. Any prepayments made in full or in part are without premium or penalty. A commitment renewal fee of $25,000 was payable at closing. No restricted cash payments will need to be kept on deposit.

The term loan will be secured by approximately 27,000 numismatic coins recovered by the Company from the SS Republic shipwreck, which amount will be reduced over the term by the amount of coins sold by the Company. The coins used as collateral will be held by a custodian for the security of the Bank. The borrowing base will be equal to forty percent (40%) of the eligible coin inventory valued on a rolling twelve month wholesale average value. The Company is required to comply with a number of customary covenants.

The Third Amendment to the Loan and Security Agreement, and the Renewal, Advance and Consolidation Commercial Term Promissory Note are attached to this report as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein as reference.

Item 9.01.       Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(c) Exhibits.

10.1      Third Amendment to the Loan and Security Agreement

10.2       Renewal, Advance and Consolidation Commercial Term Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC .

Dated: April 5, 2012	By:	/ S / MICHAEL J. HOLMES
Michael J. Holmes Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Third Amendment to the Loan and Security Agreement

10.2	Renewal, Advance and Consolidation Commercial Term Promissory Note